EXHIBIT 99.1

STRATA Skin Sciences Names Frank McCaney as President and CEO

Horsham, PA, November 1, 2016 — (NASDAQ: SSKN) STRATA Skin Sciences, Inc. ("STRATA") a medical technology company dedicated to developing and commercializing innovative products for the treatment and diagnosis of serious dermatological disorders, today announced that its Board of Directors has named Mr. McCaney, 61, as the company's next President and Chief Executive Officer, effective November 1, 2016.

Mr. McCaney replaces Michael Stewart, who has resigned as President and CEO and member of the Board of Directors, effective immediately. Mr. Stewart has agreed to remain with STRATA as an independent consultant to assist in both commercial and clinical aspects of the company's continued growth.

Jeffrey O'Donnell Sr., Chairman of the Board of STRATA Skin Sciences, stated, "The Board thanks Mike Stewart for his tireless efforts and dedication to STRATA Skin Sciences.  We are confident that Frank McCaney has the skill sets to build the company into a major innovator and partner to dermatologists and their clinical teams.  We look forward to building the value in this changing environment."

In expressing his views on his reasons for joining STRATA and his visions for the company's growth, Mr. McCaney stated, "The core business of STRATA is healthy and I believe that there is significant potential for growth both in the core business and in expanding the company's business model to better serve both dermatologists and patients."

Mr. McCaney was most recently CEO of Corpak MedSystems, a private equity-backed medical device company in the field of enteral feeding. Corpak was sold to Halyard Health (HYH: NYSE) for $174 million in May 2016. Prior to Corpak, he was the founder and CEO of Nitric BioTherapeutics, a venture backed-medical technology company from 2006 until 2012. Prior to Nitric Bio, he was a senior executive at Viasys Healthcare, Inc. (VAS: NYSE), a medical technology company focusing on respiratory, neurology, medical disposable and orthopedic products and had a lead role in spinning Viasys out of Thermo Electron Corporation (TMO: NYSE).  While at Viasys, Mr. McCaney had several responsibilities including strategy, business development and investor relations. He currently serves as a director of Diasome Pharmaceuticals, a privately-held company.

As previously announced, STRATA will release its financial results for the third quarter ended September 30, 2016 after the close of the financial markets on Thursday, November 10, 2016.  STRATA's management will host an investment community conference call the same day at 4:30 p.m. Eastern Time to discuss these results.

About STRATA Skin Sciences, Inc.
(www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company focused on the therapeutic and diagnostic dermatology market. Its products include the XTRAC® laser and VTRAC® excimer lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions, and the MelaFind® system used to assist in the identification and management of melanoma skin cancer.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations beginning at any time in the future, the Company's ability to execute on plans for acquisitions and entering new markets, the public's reaction the Company's new advertisements and marketing campaign, and the Company's ability to build a leading franchise in medical dermatology, with growth in the Company's core business and expanding the Company's business model , are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Christina L. Allgeier, Chief Financial Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3267	646-597-6989
callgeier@strataskin.com	Bob@LifeSciAdvisors.com